Exhibit 10.20

Executive Officers’ Incentive Plan

September 26, 2007

Executive officer’s will earn their respective target incentive compensation based on achievement of annual financial goals as follows:

•	In the event that the Company does not achieve 100% of the cash EPS bonus target for fiscal 2008, as set by the Board (the “Cash EPS Target”), no incentive compensation will be earned.

•	In the event that the Company achieves 100% of the Cash EPS Target, 100% of the target incentive compensation will be earned.

•	In the event that the Company achieves 124% of the Cash EPS Target, 120% of the target incentive compensation will be earned.

•

In the event that the Company achieves between 100% and 124% of the Cash EPS Target, the percent of target incentive compensation earned will be equal to 100% plus the product obtained by multiplying (i) 20% by (ii) the percent achievement of such additional 24%. For example, if the Company achieves 112% of the Cash EPS Target, the percent of target incentive compensation will be 110% (100% + (20% x 50%)).

•

In the event that the Company achieves over 124% of the Cash EPS Target, the percent of target incentive compensation earned (not to exceed an additional 80% for a potential payout of 200% in the aggregate) will be equal to the sum of 120% plus 1.67% for each additional 1% by which the Company exceeds 124% of the Cash EPS Target. For example, if the Company achieves 140% of the Cash EPS Target, the percent of target incentive compensation will be 146.72% (120% + (1.67% x 16%)).

The Board and/or Compensation Committee may in its discretion authorize the payment of the target incentive compensation or such other amount irrespective of the achievement of the foregoing financial objectives.

The Target Incentive Compensation for each of the Named Executive Officers is as follows:

CEO, Bobby Yazdani: $200,000

Chief Financial Officer, Michael Martini: $140,000

Executive Vice President, Corporate Development, Peter Williams: $110,000

To the extent the foregoing Executive Officer Incentive Plan provisions are not consistent with existing employment arrangements, such provisions are intended to govern.